EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Winland Electronics, Inc. pertaining to the Winland Electronics, Inc. 2008 Equity Incentive Plan, of our report dated March 17, 2009, which appears in the Annual Report on Form 10-K of Winland Electronics, Inc. for the year ended December 31, 2008.

/s/ McGLADREY & PULLEN, LLP

Minneapolis, Minnesota
June 9, 2009